Exhibit 107

Calculation of Filing Fee Table

Form S-8

(Form Type)

Akili, Inc.

(Exact Name of Registrant as Specified in its Charter)

Table 1: Newly Registered Securities

Security Type	Security Class Title	Fee Calculation Rule	Amount Registered(1)	Proposed Maximum Offering Price Per Share	Maximum Aggregate Offering Price	Fee Rate	Amount of Registration Fee

Equity	2022 Stock Option and Incentive Plan Common Stock, par value $0.0001 per share	Rule 457(c) and Rule 457(h)	12,813,781(2)	$ 1.88 (3)	$ 24,089,908.28	$ 0.0001102	$ 2,654.71

Equity	2022 Employee Stock Purchase Plan Common Stock, par value $0.0001 per share	Rule 457(c) and Rule 457(h)	1,167,881(4)	$ 1.60 (5)	$ 1,868,609.60	$ 0.0001102	$ 205.93

Equity	Amended and Restated 2011 Stock Incentive Plan Common Stock, par value $0.0001 per share	Rule 457(c) and Rule 457(h)	8,563,957(6)	$ 4.64(7)	$ 39,736,760.48	$ 0.0001102	$ 4,379.00

Total Offering Amounts

Total Fee Offsets

Net Fee Due							$7,239.64

(1)

Pursuant to Rule 416(a) under the Securities Act of 1933, as amended, or the Securities Act, this registration statement, or this Registration Statement, shall also cover any additional shares of common stock, par value $0.0001 per share, or the common stock, of Akili , Inc., or the Registrant, which may become issuable under the Akili Interactive Labs, Inc. Amended and Restated 2011 Stock Incentive Plan, or the 2011 Plan, which was assumed by the Registrant in connection with the business combination of Social Capital Suvretta Holdings Corp. I, Karibu Merger Sub, Inc. and Akili Interactive Labs, Inc., or the Business Combination, the Akili, Inc. 2022 Stock Option and Incentive Plan, or the 2022 Plan, or the Akili, Inc. 2022 Employee Stock Purchase Plan, or the 2022 ESPP, by reason of any stock dividend, stock split, recapitalization or any other similar transaction effected without the receipt of consideration which results in an increase in the number of outstanding shares of common stock. Pursuant to Rule 416(c) under the Securities Act, this Registration Statement shall also cover an indeterminate amount of interests to be offered or sold pursuant to the employee benefit plans described herein.

(2)

Represents 12,813,781 shares of common stock initially reserved for future issuance under the 2022 Plan. The 2022 Plan provides that the number of shares of common stock reserved and available for issuance under the 2022 Plan shall be cumulatively increased on January 1 of each year. The number of shares of common stock increased each year will be equal to: (i) the excess (if any) of (A) five percent (5%) of the number of shares of common stock issued and outstanding on the immediately preceding December 31 (excluding any shares reserved for issuance under equity-based plans of the Registrant, including the 2022 Plan and the 2022 ESPP) over (B) the number of shares of common stock then reserved for issuance under the 2022 Plan as of such date or (ii) such lesser number of shares as determined by either the Board of Directors of the Company, or the Board, or the compensation committee of the Board or a similar committee performing the functions of the compensation committee and which is comprised of not less than two non-employee Directors who are independent as determined by the Board for purpose of complying with applicable law and stock exchange rules, or the Administrator.

(3)

Estimated solely for the purpose of calculating the registration fee pursuant to Rule 457(c) and (h) of the Securities Act, and based on $1.88, the average of the high and low sale prices of the common stock as reported on the Nasdaq Capital Market, or Nasdaq, on October 21, 2022 (such date being within five business days of the date that this Registration Statement was filed with the U.S. Securities and Exchange Commission, or the Commission).

(4)

Represents 1,167,881 shares of common stock initially reserved for future issuance under the 2022 ESPP. The 2022 ESPP provides that the number of shares of common stock reserved and available for issuance under the 2022 ESPP shall be cumulatively increased on January 1 of each year. The number of shares of common stock increased each year will be equal to the least of: (i) the excess (if any) of (A) one percent (1%) of the number of shares of common stock issued and outstanding on the immediately preceding December 31 (excluding any shares reserved for issuance under equity-based plans of the Registrant, including the 2022 Plan and the 2022 ESPP (as may be amended from time to time)) (B) the number of shares of common stock then reserved for issuance under the 2022 ESPP as of such date, (ii) 1,167,881 shares of common stock or (iii) such number of shares of common stock as determined by the Administrator.

(5)

Estimated solely for the purpose of calculating the registration fee pursuant to Rule 457(c) and (h) of the Securities Act, and based on 85% of $1.88, the average of the high and low sale prices of the common stock as reported on Nasdaq on October 21, 2022 (such date being within five business days of the date that this Registration Statement was filed with the Commission). Pursuant to the 2022 ESPP, the purchase price of the shares of common stock reserved for issuance thereunder will be 85% of the fair market value of a share of common stock on the offering date or on the exercise date, whichever is less.

(6)	Represents 8,563,957 shares of common stock reserved for issuance under the 2011 Plan assumed in the Business Combination. No further grants will be made under the 2011 Plan.
(7)

Estimated solely for the purpose of calculating the registration fee pursuant to Rule 457(c) and (h) of the Securities Act. The price of $4.64 per share represents the weighted average exercise price per share of outstanding stock options under the 2011 Plan assumed in the Business Combination.